Exhibit 99.1

Excerpt of Transcript from the Question and Answer Session of a

Morphic Holding, Inc. Public Presentation Held on January 10, 2024

Marc Schegerin: So, you know we have a [Form 10-]K in a few weeks, but I think it’s no surprise given our last [Form 10-]Q that we have approximately $700 million in the bank at the end of ’23 and that our guidance has been very consistent for the last year or so, which should take us into the second half of 2027.